SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  June 12, 2003

New Plan Excel Realty Trust, Inc.

(Exact name of registrant as specified in its charter)

Maryland (State or other jurisdiction of incorporation)	1-12244 (Commission File Number)	33-0160389 (IRS Employer Identification Number)

1120 Avenue of the Americas, 12th Floor New York, New York		10036
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code:

(212) 869-3000

Not applicable

(Former name or former address, if changed since last report)

Item 5.            Other Events

                                On June 12 and 13, 2003, Glenn J. Rufrano, Chief Executive Officer of New Plan Excel Realty Trust, Inc. (the “Company”), sold an aggregate of 57,900 of the 515,121 shares (the “Rufrano Shares”) of common stock of the Company owned by him in open market transactions.  In addition to the sale of these shares, on June 16, 2003, Mr. Rufrano exercised 100,000 stock options and sold the shares exercised in open market transactions.  The entire net proceeds of these sales will be used to pay down a portion of the amounts outstanding under loans (the “Rufrano Loans”) advanced by the Company to Mr. Rufrano in February 2000 to facilitate his purchase of the Rufrano Shares in connection with his being hired as President and Chief Executive Officer of the Company.  The Rufrano Loans are due February 23, 2005 and the current outstanding principal balance under the Rufrano Loans is approximately $5.4 million.  The Company has been advised by Mr. Rufrano that he intends on selling up to an additional 82,100 shares, the aggregate net proceeds of which will also be used to further pay down a portion of the Rufrano Loans.  The Company has also been advised by Mr. Rufrano that he intends on paying off the remaining balance of the Rufrano Loans by obtaining a third-party loan secured in part by a portion of the Rufrano Shares and in part by other personal assets of Mr. Rufrano.  Following the above transactions, Mr. Rufrano will continue to own 387,121 shares and hold options to purchase an additional 784,750 Company shares.

SIGNATURE

                Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

New Plan Excel Realty Trust, Inc.

Date: June 16, 2003	By:	/s/ STEVEN F. SIEGEL
Steven F. Siegel
Executive Vice President, General Counsel and Secretary